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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                ------------------------------------------------
                          THE NEW IBERIA BANCORP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                ------------------------------------------------
                          THE NEW IBERIA BANCORP, INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)
                ------------------------------------------------

Payment of Filing Fee (check the appropriate box):
[ ]      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)     Title of each class of securities to which transaction applies:
                 Not applicable.

         (2)     Aggregate number of securities to which transaction applies:
                 Not applicable.

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
                 Not applicable.

         (4)     Proposed maximum aggregate value of transaction:
                 Not applicable.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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- ----------------------------
         1       Set forth the amount on which the filing fee is calculated and state how it was determined.
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December 29, 1994


Dear Shareholders:

                 On behalf of the Board of Directors, let us thank you for your support over the last several weeks. Many of you attended the Special Shareholders Meeting held yesterday, and even more of you voted. The shareholders voted on two proposals at the meeting. Proposal 1, which asked if the Board of Directors should actively pursue a sale or merger of the Company and the Bank, required a "yes" vote by two-thirds of the total voting power of the Company to be deemed effective. The Board is gratified that this proposal failed. Tony Schwing voted the 15,802 shares he holds individually and as executor for his family in favor of the proposition, but was only able to get about 21% of the total stock to vote with him. The final vote was 20,169 shares against seeking a buyer, 26,464 shares for seeking a buyer and 3,161 shares abstaining or not voting. That vote represented 284 of the shareholders of the Company voting against actively pursuing a sale or merger and 114 of the shareholders voting in favor.

                 The shareholders also voted yesterday on another proposal -- whether you recommend the Board cooperate with a Shareholder Committee described by Tony Schwing in his Written Consent Solicitation materials. The vote on that question was 26,164 shares in favor, 20,344 shares against and 3,286 abstaining or not voting. Again, of the shares voting for cooperation, 15,802 shares were held by Tony Schwing. The Board will be considering how best to respond to this vote. The votes on the two proposals are not completely final, as some of the proxies have been challenged; however, the Board believes the challenges will not affect the ultimate outcome.

                 During the weeks leading up to the meeting, many of you talked to us about the marketability of your stock. Some of you who voted in favor of the proposals might have done so for that reason. We understand that this is a concern to you, and the Board will continue to work to develop a market for people who want to buy and sell stock of the Company at a fair price.

                 Tony Schwing delivered to the Company on Tuesday, December 27, 1994, written consents that represent slightly over 50% of the outstanding shares of the Company. Those proposals may be adopted by a majority of the
total voting power of the Company.   However, those proposals are currently the
subject of litigation in state court in New Iberia. Legal counsel for the Company has advised the Board that some or all of those proposals may be invalid under state law. Once that question has been resolved by the Court, the Board will be able to inform you whether the proposals are effective.

                 Again, thank you for your support, and please do not hesitate to call us if you have any questions about these matters.

Sincerely,



Ernest Freyou                                      James W. Schwing, Sr.
President & CEO                                    Chairman of the Board
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January 13, 1995

To the Shareholders of The New Iberia Bancorp, Inc.

Dear Shareholders:

The Board of Directors, including Tony Schwing, unanimously adopted amendments to Bancorp's bylaws on January 3, 1995. The Board had not notified you of those amendments prior to this time because, even though he voted in favor of them, Tony Schwing then filed a lawsuit to prevent the amendments from being applied. Tony's January 11 letter, however, requires a response. The amendments are not designed to adversely affect your rights as a shareholder. Instead, they are intended to ensure that shareholder proposals or nominations to the Board are received by Bancorp ahead of time so that all of the shareholders can have notice of them. That is why every director voted in favor of them. If you intend to raise proposals or make nominations at the annual meeting, you must provide the information described in the bylaws to Bancorp by February 13, 1995. You can obtain a copy of these bylaw provisions from us or talk to us about them if you have any questions.

Despite Tony Schwing's attempts to portray the actions of the Board of Directors negatively, your Board of Directors is acting in your interest. The Board has told you all along that it is concerned that the authority of the shareholders committee is too broad and might violate Louisiana law. More importantly, its actions may damage Bancorp or the Bank. In fact, although the January 11 letter from the shareholders committee does not say this, Judge McNulty agreed with Bancorp that the shareholders committee should be restrained from some actions (including providing non-public information to potential acquirors and negotiating documents related to sale or merger transactions) and kept a restraining order to that effect in place. Whether the functions of the shareholders committee generally violate Louisiana law is still pending before the state court. When these issues are resolved, the Board will consider what actions are appropriate. The Board has been acting in your best interests. We hope you will not let Tony mislead you into thinking otherwise.

Finally, we are pleased to report that the Board of Directors is pursuing the idea of listing on a stock exchange, which would provide a market for the stock of Bancorp. We believe that this looks very promising and will have more to report to you with respect to it in the near future.

Sincerely,



Ernest Freyou                                      James W. Schwing, Sr.
President & CEO                                    Chairman of the Board